EXHIBIT 21.01

LIST OF REGISTRANT’S SUBSIDIARIES

(At September 20, 2002)

Entity	State/Country of Incorporation

Domestic
American Fundware Holding Company, Inc.	Delaware
American Fundware, Inc.	Colorado
apps.com, Inc.	Delaware
Blue Ocean Software, Inc.	Delaware
CBS Advisors LLC	Texas
CBS Benefit Services, LLC	Texas
CBS Corporate Services, Inc.	Texas
CBS Employer Services, Inc.	Texas
CBS Insurance Services, Inc.	California
CBS Insurance Services, Inc.	Texas
CBS Insurance Services, LLC	Texas
CBS Properties, Inc.	Texas
CBS Staff Solutions, LLC	Texas
Computing Resources, Inc.	Nevada
Continental Consulting Corp.	California
EmployeeMatters Insurance Agency of Massachusetts, LLC	Massachusetts
EmployeeMatters Insurance Agency, Inc.	Connecticut
EmployeeMatters, Inc.	Delaware
Intuit Administrative Services, Inc.	Delaware
Intuit Ventures Inc.	Delaware
Investment Solution Inc.	Delaware
Lacerte Educational Services, Inc.	Delaware
Lacerte Software Corporation	Delaware
Lion’s Partners, LLC	Delaware
Management Reports Inc.	Ohio
Management Reports International, Inc.	Ohio
Payroll Solution, Inc.	Texas
Quicken Investment Services, Inc.	Delaware
SecureTax.com, inc.	Delaware
The Flagship Group, Inc.	Delaware

International
GreenPoint Software, an Intuit Company	Canada
Intuit Canada Limited/Ltée	Canada
Intuit Kabushiki Kaisha	Japan
Intuit Limited	United Kingdom
Management Reports International (H.K.) Ltd.	Hong Kong
Management Reports International Limited	United Kingdom
Management Reports International Pte Limited	Singapore
Management Reports International Pty Limited	Australia
Management Reports International Southern Africa (PTY) Ltd.	South Africa